Exhibit 4.19

Shipbuilding and Construction Agreements between  Stolt-Nielsen Transportation Group B.V. and ShinA Shipbuilding Co., Ltd.

Signing Date	Hull No.	Delivery Date
June 9, 2005	S-473	May 28, 2008
June 9, 2005	S-474	September 30, 2008
June 9, 2005	S-475	November 27 2008
June 9, 2005	S-476	February 12, 2009

On June 9, 2005, Stolt–Nielsen S.A.’s wholly owned subsidiary Stolt-Nielsen Transportation Group B.V., entered into four separate agreements with ShinA Ship Building Co. Ltd. for the construction and sale of four parcel tankers. Other than the delivery dates, designated in the table above, there are no material differences between the agreements.  The agreement for the sale of parcel tanker Hull No. S-473 is attached hereto as a form.

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION AND SALE

OF

One (1) DWT 44,000 IMO II/III Product/Chemical Tanker

(HULL NO. S473)

BY AND BETWEEN

STOLT-NIELSEN TRANSPORTATION GROUP B.V.

As Buyer

AND

SHINA SHIPBUILDING CO., LTD.

As Builder

INDEX

PREAMBLE	P-1

ARTICLE I - DESCRIPTION AND CLASS	I-l

1. Description:	I-1

2. Dimensions and Characteristics:	I-1

3. Classification, Rules and Regulations:	I-2

4. Subcontracting:	I-3

5. Registration:	I-3

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT	II-l

1. Contract Price:	II-1

2. Adjustment of Contract Price:	II-1

3. Currency:	II-1

4. Terms of Payment:	II-1

5. Method of Payment:	II-3

6. Notice of Payment on or before Delivery:	II-4

7. Expenses:	II-4

8. Prepayment:	II-4

9. Documentation:	II-5

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE	III-1

1. Delivery:	III-1

2. Speed:	III-3

3. Fuel Consumption:	III-3

4. Deadweight:	III-4

5. Steel Weight Adjustment	III-4

6. Steel Price Adjustment	III-5

7. Effect of Cancellation:	III-6

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION
DURING CONSTRUCTION	IV-1

1. Approval of Plans and Drawings:	IV-1

2. Appointment of BUYER’s Supervisor:	IV-2

3. Inspection by the Supervisor:	IV-2

4. Facilities:	IV-4

5. Liability of BUILDER:	IV-4

6. Responsibility of BUYER:	IV-4

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS	V-1

1. Modification of Specifications:	V-1

2. Changes in Rules of Classification Society, Regulations, etc.:	V-2

3. Substitution of Materials:	V-3

ARTICLE VI - TRIALS AND ACCEPTANCE	VI-1

1. Notice:	VI-1

2. Weather Condition:	VI-1

3. How Conducted:	VI-2

4. Method of Acceptance or Rejection:	VI-2

5. Effect of Acceptance:	VI-3

6. Disposition of Surplus Consumable Stores	VI-4

ARTICLE VII - DELIVERY	VII-1

1. Time and Place:	VII-1

2. When and How Effected:	VII-1

3. Documents to be delivered to BUYER:	VII-1

4. Tender of VESSEL:	VII-3

5. Title and Risk:	VII-3

6. Removal of VESSEL:	VII-3

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY
(FORCE MAJEURE)	VIII-1

1. Causes of Delay (Force Majeure):	VIII-1

2. Notice of Delay:	VIII-2

3. Definition of Permissible Delay:	VIII-2

4. Right to Cancel for Excessive Delay:	VIII-2

ARTICLE IX - WARRANTY OF QUALITY	IX-1

1. Guarantee:	IX-1

2. Notice of Defects:	IX-2

3. Remedy of Defects:	IX-2

4. Extent of BUILDER’s Responsibility:	IX-4

5. Guarantee Engineer:	IX-5

ARTICLE X - CANCELLATION BY BUYER	X-l

1. BUILDER’s Default and Effect of Default	X-l

2. Notice:	.X-2

3. Refund by BUILDER:	X-2

4. Discharge of Obligations:	X-3

ARTICLE XI - BUYER’s DEFAULT	XI-1

1. Definition of BUYER’s Default:	XI-1

2. Effect of Default on or before Delivery of VESSEL:	XI-1

3. Disposal of VESSEL by BUILDER upon BUYER’s Default:	XI-2

ARTICLE XII - ARBITRATION	XII-1

1. Decision by the Classification Society:	XII-1

2. Proceedings of Arbitration:	XII-1

3. Work to Continue during Arbitration:	XII-2

4. Expenses:	XII-2

5. Entry in Court:	XII-2

6. Alteration of Delivery Date:	XII-2

ARTICLE XIII - SUCCESSOR AND ASSIGNS	XIII-1

ARTICLE XIV - TAXES AND DUTIES	XIV-1

1. Taxes and Duties Incurred in Korea:	XIV-1

2. Taxes and Duties Incurred outside Korea:	XIV-1

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC	XV-1

1. Patents, Trademarks and Copyrights:	XV-1

2. General Plans, Specifications and Working Drawings:	XV-1

ARTICLE XVI -BUYER’s SUPPLIES	XVI-1

1. Responsibility of BUYER:	XVI-1

2. Responsibility of BUILDER:	XVI-2

ARTICLE XVII - INSURANCE	XVII-1

1. Extent of Insurance Coverage	XVII-1

2. Application of the Recovered Amounts	XVII-1

3. Termination of BUILDER’s Obligation to Insure	XVII-2

ARTICLE XVIII - NOTICE	XVIII-1

1. Address:	XVIII-1

2. Language:	XVIII-1

3. Effective Date of Notice:	XVIII-2

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT	XIX-1

ARTICLE XX - INTERPRETATION	XX-1

1. Laws Applicable:	XX-1

2. Discrepancies:	XX-1

3. Entire Agreement:	XX-1

4. Amendments and Supplements:	XX-1

EXHIBIT “A”	A-l

EXHIBIT “B”	B-l

THIS CONTRACT, made and entered into on this 9th day of June, 2005 by and between STOLT-NIELSEN TRANSPORTATION GROUP B.V., a corporation incorporated and existing under the laws of The Netherlands and having its registered office at Westerlaan 5, 3016 CK Rotterdam, The Netherlands (hereinafter called the “BUYER”), on the one part and ShinA Shipbuilding Co., Ltd, a corporation incorporated and existing under the laws of the Republic of Korea and having its registered office at 227,
Donam-dong, Tongyeong, Gyeongnam, Korea (hereinafter called the “BUILDER”), on the other part,

WITNESSETH:

In consideration of the mutual covenants herein contained, the BUILDER agrees to design, build, launch, equip, test and complete one(l) Single Screw Diesel Engine Driven 44,000 DWT Chemical Tanker as described in the Specifications attached herewith (hereinafter called the “VESSEL”) at the BUILDER’s Shipyard located in Tongyeong, Korea (hereinafter called the “Shipyard”) and to deliver and sell the same to the BUYER, and the BUYER hereby agrees to purchase and take delivery of the VESSEL from the BUILDER and to pay for the same upon the terms and conditions hereinafter set forth.

(End of Preamble)

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ARTICLE I - DESCRIPTION AND CLASS

1.                                       Description:

The VESSEL shall be a Single Screw Diesel Engine Driven 44,000 DWT Chemical Tanker having the BUILDER’s Hull No. S473 and shall be designed, constructed, equipped, tested and completed in accordance with the provisions of this Contract, and the specifications (FS-CC43-STOLT-R0) including Maker’s List and the General Arrangement Plan (O11-B01 dated 27th May 2005) (hereinafter collectively called the “Specifications”) signed by each of the parties hereto for identification and attached hereto and made an integral part hereof.

2.                                       Dimensions and Characteristics:

Length, overall	appx.	182.880	M
Length, between perpendiculars	appx.	175.600	M
Breadth, moulded	appx.	32.200	M
Depth, moulded	appx.	16.050	M
Designed loaded draught, moulded	appx.	12.070	M
Scantling draught, moulded,	appx.	12.070	M

Main Engine:	B&W 5S60MC-C, License made MCR 11300 kw at 105 r.p.m.

Deadweight, guaranteed:	44,000 metric tons at the moulded scantling draught of 12.07 meters.

Speed, guaranteed:	15.0 Knots at a draught of 12.07 Meters and main engine developing power of 8843 kw

Fuel Consumption, guaranteed:	170 grams/kw -hour using marine diesel oil having lower calorific value of 10,200 Kcal/Kg at maximum continuous rating of main engine measured at the shop trial.

The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as defined in the Specifications.

3.                                       Classification, Rules and Regulations:

The VESSEL, including its machinery, equipment and outfitting shall be designed and constructed in accordance with the rules and regulations (the edition and amendments thereto being in force as of the date of this Contract) of and under special survey of DET NORSKE VERITAS (hereinafter called the “Classification Society”) and shall be distinguished in the register by the symbol of +A1, Tanker for Oil Products, Tanker for Chemicals ESP, NAUT-OC, E0, ETC, VCS-2, TMON, INERT, Shiptype2, a2, b3, c3, r3, f2, str 0.1, k, D=1.25 (1.50 slack)

Or Lloyd’s Register of Shipping with the equivalent notations with above DET NORSKE VERITAS.

Decisions of the Classification Society as to compliance or non-compliance with the classification shall be final and binding upon both parties hereto. Details of its notation shall be in accordance with the Specifications.

The VESSEL shall also comply with the rules, regulations and requirements of the regulatory bodies as described in the Specifications in effect as of the signing date of this Contract.

All the fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements shall be for account of the BUILDER except otherwise agreed.

The BUILDER shall forward to the BUYER copies of all correspondence exchanged between the BUILDER and the Classification Society and/or the Regulatory Bodies, if any.

4.                                       Subcontracting:

The BUILDER may not subcontract a substantial portion of the construction work of the VESSEL outside the Shipyard but may subcontract a lesser portion thereof outside the Shipyard to the reputable sub-contractors within the Korea in the region of Tongyeong, Busan, Ulsan and Geoje Island. The BUILDER is permitted to sub-contract a portion of the construction work within the Shipyard without BUYER’s consent. Notwithstanding any such sub-contracting the BUILDER remain responsible for compliance with the obligations of the Contract.

5.                                       Registration:

The VESSEL, at the time of its delivery and acceptance, shall be registered at the port of registry by the BUYER under the Cayman Islands flag at the BUYER’s expenses or such other port of Registry as the Buyer may elect no later than Nine(9) months prior to the estimated delivery date. However extra cost, in the event of change, shall be for the BUYER’s account.

(End of Article)

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.                                       Contract Price:

The Contract price of the VESSEL, net receivable by the BUILDER and exclusive of the BUYER’s Supplies as provided in Paragraph 1 of Article XVI hereof is Fifty Seven Million Four Hundred Eighty Thousand United States Dollars (US$ 57,480,000) (hereinafter called the “Contract Price”), which shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.                                       Adjustment of Contract Price:

Increase or decrease of the Contract Price, if any, due to adjustments thereof made in accordance with the provisions of this Contract, shall be adjusted by way of addition to or subtraction from the Contract Price upon delivery of the VESSEL in the manner as hereinafter provided.

3.                                       Currency:

Any and all payments by the BUYER to the BUILDER which are due under this Contract shall be made in United States Dollars.

4.                                       Terms of Payment:

The Contract Price shall be due and payable by the BUYER to the BUILDER in the installments as follows:

(For the purpose of this Contract, the “business day” shall be a banking day in New York and London and the “telefax” shall be the means of facsimile or internet transmission)

(a)                                  First Installment:

The First Installment amounting to Five Million Seven Hundred Forty Eight Thousand United States Dollars (US$ 5,748,000) shall be due and payable upon receipt of the original tested telex or SWIFT by the BUYER’s Bank of the signed Refund Guarantee provided pursuant to Article X but not earlier than Seventy (70) days after signing this Contract.

(b)                                 Second Installment:

The Second Installment amounting to Eleven Millions Four Hundred Ninety Six Thousand United States Dollars (US$ 11,496,000) shall be due and payable on the date after Fourteen (14) calendar months and Eight (8) days after signing this Contract.

(c)                                  Third Installment:

The Third Installment amounting to Five Millions Seven Hundred Forty Eight Thousand United States Dollars (US$ 5,748,000) shall be due and payable on the date which the BUYER receives a telefax notice from the BUILDER, endorsed by the Classification Society, confirming commencement of steel cutting of the VESSEL.

(d)                                 Fourth Installment:

The Fourth Installment amounting to Thirty Four Millions Four Hundred Eighty Eight Thousand United States Dollars (US$ 34,488,000), plus any increase or minus any decrease due to adjustments of the Contract Price under and pursuant to the provisions of this Contract, shall be due and payable upon delivery of the VESSEL or upon tender for delivery of the VESSEL referred to in Paragraph 4 of Article VII of this Contract.

5.                                       Method of Payment:

(a)                                  Installments Payable before Delivery:

The BUYER shall, at its own cost and expense, remit each of the respective installments payable before delivery of the VESSEL as provided in Paragraph 4 of this Article by telegraphic transfer to the account (Account No. 04-029-695) of the Export-Import Bank of Korea, Seoul, Korea, with Deutsche Bank Trust Company Americas, N.Y., Church Street Station, New York, NY10015 or with other bank which the BUILDER may designate in favour of ShinA Shipbuilding Co., Ltd. (hereinafter called the “BUILDER’s Bank”).

(b)                                 Installment Payable on Delivery:

At least Three (3) business days prior to the anticipated delivery date of the VESSEL, the BUYER shall deposit by telegraphic transfer the Fourth Installment to the account of the BUILDER’s Bank in favour of ShinA Shipbuilding Co., Ltd. with an irrevocable instruction that the amount so remitted shall be payable to the BUILDER against a copy of PROTOCOL OF DELIVERY and ACCEPTANCE OF THE VESSEL signed by the BUYER and the BUILDER.

If any interest earned on the account, it shall be paid by the BUILDER’S to the BUYER.

If the BUILDER has not presented the said copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE to the BUILDER’s bank within Fifteen (15) business days of the anticipated delivery date, the BUYER may withdraw the deposit together with all interest earned thereon. If and when the BUILDER advises the BUYER of a revised scheduled delivery date, the BUYER shall redeposit the Fourth Installment in the same manner as stated above at least three (3) business days prior to such scheduled delivery date.

Simultaneously with each of all such payments, the BUYER shall cause the BUYER’s Bank to advise the BUILDER’s Bank of the details of such payments by authenticated bank cable or telex.

No payment under this Contract shall be delayed, suspended or withheld by the BUYER on account of any dispute or disagreement between the parties hereto

Any claim which the BUYER may have against the BUILDER hereunder shall be settled and liquidated separately from any payment by the BUYER to the BUILDER hereunder.

6.                                       Notice of Payment on or before Delivery:

The BUILDER shall give the BUYER Five (5) business days prior notice by telefax of the anticipated due date and amount of each installment payable on or before delivery of the VESSEL.

7.                                       Expenses:

Expenses and bank charges for remitting payments and any taxes, duties, expenses and fees connected with such payment shall be for account of the BUYER referred to in Paragraph 2 of Article XIV of this Contract.

8.                                       Prepayment:

Prepayment of any installment due on or before delivery of the VESSEL shall be subject to mutual agreement between the parties hereto.

9.                                       Documentation:

The BUYER warrants providing the BUILDER within Twenty (20) Business Days from the signing of the Contract with the following documentation:

Certification of incorporation with registered address;

Articles of incorporation;

Resolution of Directors;

List of members of Board of Directors.

(End of Article)

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

The liquidated damages hereunder shall be the conclusive pecuniary compensation recoverable in connection with each particular event stated herein and the BUILDER shall not be liable for any additional compensation claimed by the BUYER in relation to such particular event and the consequences thereof.

1.                                       Delivery:

(a)                                  No adjustment shall be made and the Contract Price shall remain unchanged for the first Thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight Korean time of the Thirtieth (30th) day of delay).

(b)                                 If the delivery of the VESSEL is delayed more than Thirty (30) days after the Delivery Date, the Contract Price shall be reduced by the sum of Ten Thousand United States Dollars (US$10,000) for each full day for which thereafter delivery is delayed.

However, the total reduction in the Contract Price shall not be more than as would be the case for a delay of One Hundred and Eighty (180) days counting from the midnight of the Thirtieth (30th) day after the Delivery Date at the above specified rate of reduction.

(c)                                  However, if the delay in delivery of the VESSEL should continue for a period of Two Hundred and Ten (210) days from the Delivery Date in Paragraph 1 of Article VII, then in such event, and after such period has expired, the BUYER may, at its option, cancel this Contract in accordance with the provisions of Article X hereof, or may, at its absolute discretion, accept the

III-1

VESSEL with a total reduction in the Contract Price for delay of One Million Eight Hundred Thousand United States Dollars (US$1,800,000).

The BUILDER may, at any time after the expiration of the afore-mentioned Two Hundred and Ten (210) days of delay in delivery, if the BUYER has not served notice of cancellation as provided in Article X hereof, demand in writing that the BUYER shall make an election in which case the BUYER shall, within Twenty(20) days after such demand is received by the BUYER, notify the BUILDER of its intention either to cancel this Contract or to consent to the acceptance of the VESSEL at an agreed future date.

If the BUYER shall not make an election within Twenty(20) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the delivery date to the future delivery date indicated by the BUILDER and it being understood by the parties hereto that if the VESSEL is not delivered by such future date, the BUYER shall have the same right of cancellation upon the same terms and conditions as hereinabove provided.

(d)                                 If the BUYER formally requests by a letter an earlier delivery date, in such case, if the delivery of the VESSEL is made more than Thirty(30) days earlier than the Delivery Date, then, in such event, beginning with Thirty first (31st) day prior to the Delivery Date, the Contract Price of the VESSEL shall be increased by adding thereto Ten Thousand United States Dollars (US$10,000) for each full day. (it being understood that the BUILDER’s acceptance of such request from the BUYER shall be in no way construed as change of the Delivery Date under this Contract)

(e)                                  For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into account all postponements of the Delivery Date by reason of permissible delay as defined in Article VIII and /or by any other reason under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

III-2

2.                                       Speed:

(a)                                  The Contract Price shall not be affected or changed by reason of the trial speed, as determined according to the Specifications, being less than the guarantee speed, if such deficiency is not more than Three-Tenths(3/10) of One(l) knot.

(b)                                 However, if such deficiency is more than Three-Tenths(3/10) of One(l) knot then, the Contract Price shall be decreased by One Hundred Ten Thousand United States Dollars (US$110,000) for each successive whole One Tenth (1/10) of a knot in excess of a deficiency of Three Tenths (3/10) of a knot speed (smaller fractions being disregarded).

If the deficiency in the speed sea trial is more than One(l) full knot below the guaranteed speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and cancel this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for One(l) knot only, that is, at a total reduction of Seven Hundred Seventy Thousand United States Dollars (US$770,000).

3.                                       Fuel Consumption:

(a)                                  The Contract Price shall not be affected or changed in case the fuel consumption, as determined by the shop trial as specified in the Specifications, is not more than Five percent (5%) in excess of the guaranteed fuel consumption specified in Paragraph 2 of Article I.

(b)                                 However, in the event that the actual fuel consumption at the shop trial is in excess of Five percent (5%) of the guaranteed fuel consumption, the Contract Price shall be either be reduced by the sum of Thirty Five Thousand United States Dollars (US$35,000) for each full gram per kw per hour in excess of the Five percent(5%) (but disregarding fractions of One(l) gram) of the guaranteed fuel consumption.

III-3

(c)                                  If such actual fuel consumption exceeds Eight percent (8%) of the guaranteed fuel consumption of the VESSEL, the BUYER may, at its option, reject the VESSEL and cancel this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price for excessive fuel consumption as above specified Eight percent (8%) only, that is, at a total reduction of One Hundred Seventy Five Thousand United States Dollars (US$175,000).

4.                                       Deadweight:

(a)                                  In the event that the deadweight of the VESSEL as determined in accordance with the Specifications is less than the guaranteed deadweight as specified in Paragraph 2 of Article I, the Contract Price shall be reduced by the sum of One Thousand Five Hundred United States Dollars (US$1500) for each full metric ton of such deficiency being more than Five Hundred (500) metric tons (disregarding the fractions of One(l) metric ton).

(b)                                 In the event of such deficiency in the deadweight of the VESSEL being One Thousand Two Hundred (1200) metric tons or more, then, the BUYER may, at its option, reject the VESSEL and cancel this Contract in accordance with the provisions of Article X hereof or accept the VESSEL at a reduction in the Contract Price for insufficient deadweight as above provided for One Thousand Two Hundred (1200) metric tons only, that is, at a total reduction of One Million Fifty Thousand United States Dollars (US$1,050,000).

5.                                       Steel Weight Adjustment

The Contract Price has been calculated on the basis of a net steel weight of maximum Eight Thousand Seven Hundred Five (8705) metric tons of the hull (excluding accommodation, the funnel, mid deck stores and outfittings) and shall be adjusted by adding to the Contract Price the sum of One Thousand Three Hundred States Dollars (US$ 1300) for each full metric tonne of additional steel in the net steel weight of the hull of the VESSEL calculated on the basis of steel drawings as approved by the Classification Society and the BUYER.

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6.                                       Steel Price Adjustment

The Contract Price shall be adjusted by adding to or subtracting from (as the case may be) the Contract Price the BUYER’s share of the Steel Price Adjustment Amount excluding the Steel Price Allowance (as defined below)

For this purpose, the following definition shall apply:

(a)                                  “Steel Price Adjustment Amount” means the amount of the Steel Adjustment Factor (as defined below) multiplied by Thirteen percent (13%) of the Contract Price of the Vessel;

(b)                                 “Steel Adjustment Factor” means the quotient of the average (“Md”) of MEPS Asian Carbon Steel Hot Rolled Plate Index published by MEPS (International) Ltd. of the United Kingdom for the three (3) calendar months prior to the month in which the Steel Price Reference Date (as defined below) falls, divided by [“Mc”], minus one (1), i.e. [Md / Mc) – 1; (Mc means three months average of MEPS Asian Carbon Steel Hot Rolled Plate Index as at the date of signing this Contract.)

(c)                                  “Steel Price Reference Date” means the date of Keel laying of the Vessel.

There shall be no such adjustment of the Contract Price if the Steel Price Adjustment Amount (as determined pursuant to the provisions set out above) does not exceed Six Hundred Fifty Thousand United States Dollars (US$650,000) (the “Steel Price Allowance”), whether such Steel Price Adjustment Amount is a negative sum or a positive sum.

The BUYER’s share shall be Fifty per cent (50%) of the amount by which the figure exceeds Six Hundred Fifty Thousand United States Dollars (US$650,000), whether a negative or a positive sum.

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7.                                       Effect of Cancellation:

It is expressly understood and agreed by the parties that in any case, if the BUYER cancels this Contract under this Article, the BUYER shall not be entitled to any liquidated damages or any other recourse unless by means of the provisions of Article X hereof.

(End of Article)

III-6

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING

CONSTRUCTION

1.                                       Approval of Plans and Drawings:

The BUILDER shall obtain the approval from the BUYER for the plans and drawings in accordance with the Specifications.

The BUILDER shall submit to the BUYER Three (3) copies of each of the plans and drawings, the list of which shall be mutually agreed upon between the parties hereto, for its approval.

The BUYER shall, within Twenty-two (22) calendar days after receipt thereof, return to the BUILDER One (1) copy of such plans and drawings with the BUYER’S approval or comments (if any) written thereon.

If the BUYER shall fail to return the plans and drawings to BUILDER within the time limit as above provided, the BUILDER shall deem that such plans and drawings have been approved or confirmed without any comment

In the event the Classification Society or any Regulatory Body advises the BUILDER that it has written comments to the plans and drawings or wishes to modify the plans and drawings, the BUILDER shall notify the BUYER of such developments and within two (2) working days of receipt of such developments, provide the BUYER with copies of the comments or requested modifications. The BUYER shall within five (5) working days after receipt notify the BUILDER whether it accepts such comments or modifications. If any comments are made or modifications requested by the Classification Society or by another Regulatory Body, the BUILDER will make suitable amendments and resubmit these to the BUYER for approval.

Approval or non approval of a plan or drawing by the BUYER shall in no way diminish, affect or impair the obligation, guarantee or undertaking of the BUILDER as regards the design and construction of the VESSEL and to deliver the same in accordance with the terms hereof.

2.                                       Appointment of BUYER’s Supervisor:

The BUYER may send to and maintain at the Shipyard, at the BUYER’s own cost and expense, one supervisor who shall be duly authorized in writing by the BUYER (herein called the “Supervisor”) to act on behalf of the BUYER in connection with the attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfittings, and any other matters for which he is specifically authorized by the BUYER. The Supervisor may appoint assistant(s) up to maximum Four (4) persons to attend at the Shipyard to assist him for the purposes as aforesaid.

In addition, the BUYER may appoint the ship’s crew to attend to the VESSEL in good time prior to and during sea trials throughout until delivery of the VESSEL.

3.                                       Inspection by the Supervisor:

The necessary inspections of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, other applicable regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications. The Supervisor shall have, during construction of the VESSEL, the right to attend such tests and inspections of the VESSEL, its machinery and equipment within the premises of either the BUILDER or its subcontractors and shall have the right to inspect any work in progress or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, Detailed procedures of the inspection and the tests thereof shall be in accordance with the Specifications.

The BUILDER shall give a reasonable advance notice to the Supervisor of the date and place of such tests, trials and inspections, which may be attended by him, including, when relevant, a description of the test, procedure and level of performance to be reached in order to comply with the Specifications. Failure by the Supervisor to be present at such tests, trials and inspections after due notice to him as aforesaid shall be deemed to be a waiver of the Supervisor’s right to be present.

In case the number of assistants as mentioned hereinabove would not be sufficient to meet the BUILDER’S schedule of tests, trials and inspection, the BUILDER shall either reschedule these tests, trials and inspection or may accept that the BUYER increase the number of assistants as necessary.

Upon completion of each test, trial or inspection, the BUILDER shall provide the Supervisor with a copy of the BUILDER’S report relating to that test, trial or inspection.

If the Supervisor discovers any construction, material or workmanship, which is not deemed to conform to the requirements of this Contract and/or the Specifications, the Supervisor shall promptly give the BUILDER a notice in writing specifying the alleged non-conformity. Upon receipt of such notice from the Supervisor, the BUILDER shall correct such non-conformity, if the BUILDER agrees to his view. Any disagreement shall be resolved in accordance with Paragraph 1 of Article XII.

If the Classification Society or the arbitrator enters a determination in favor of the BUYER, then in such case the BUILDER shall correct such non-conformity, or in the BUYER’s option the BUILDER shall make fair and reasonable adjustment of the Contract Price to be mutually agreed between the BUILDER and the BUYER in lieu of such corrections.

The attendance or lack of attendance of of the Supervisor or his assistants at any test or inspection shall, in no way, diminish or affect the liability of the BUILDER under this Contract.

4.                                       Facilities:

The BUILDER shall furnish the Supervisor and his assistant(s) with adequate office space and such other reasonable facilities according to the BUILDER’s practice at or in the immediate vicinity of the Shipyard as may be necessary to enable them to effectively carry out their duties. The BUYER shall pay for all such facilities other than office space, at the BUILDER’s normal rate of charge.

5.                                       Liability of BUILDER:

The Supervisor and his assistant(s) shall at all times be deemed to be the employees of the BUYER and not of the BUILDER. The BUILDER shall be under no liability whatsoever to the BUYER, the Supervisor or his assistant(s) for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by a gross negligence of the BUILDER, or of any of its employees or agents or subcontractors.

Nor shall the BUILDER be under any liability whatsoever to the BUYER, the Supervisor or his assistant(s) for damage to, or loss or destruction of property in Korea of the BUYER or of the Supervisor or his assistant(s), unless such damage, loss or destruction were caused by a gross negligence of the BUILDER or of any of its employees or agents or subcontractors.

6.                                       Responsibility of BUYER:

The BUYER shall undertake and assure that the Supervisor shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way so as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative (s) to the Shipyard if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

Without effect to the above, the BUYER and the BUILDER shall cooperate fully and use best efforts to resolve any design, construction difficulties and problems encountered after signing this Contract.

(End of Article)

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1.                                       Modification of Specifications:

The Specifications may be modified to a minor extent by written agreement of the parties hereto, provided that such modifications will not, in the BUILDER’s reasonable judgment, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes within seven (7) days from the receipt by the BUYER of the BUILDER’s proposal. The BUILDER has the right to continue construction of the VESSEL on the basis of the Specifications until agreement as above has been reached but upon receipt by the BUILDER of a request from the BUYER for a modification the BUILDER shall as soon as reasonably practical and at the latest within seven (7) days of the request submit to the BUYER a proposal of adjustment in the Contract Price, the Delivery Date and any other term of the Contract.

An agreement to modify this Contract or the Specifications shall be effected by an exchange of letters signed by the authorized Representative(s) of the parties or by an Addendum to this Contract and/or the Specifications.

The BUILDER may also make minor changes to the Specifications if found necessary to suit the Shipyard’s local conditions and facilities, the availability of materials and equipment., introduction of improved methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval, which shall not be unreasonably withheld or delayed.

2.                                       Changes in Rules of Classification Society, Regulations, etc.:

If, after the date of signing this Contract, any requirements as to the classification, or as to the rules and regulations to which the construction of the VESSEL is required to conform, are changed by the Classification Society or regulatory bodies authorized to make such changes, the following provisions shall apply unless a waiver of the changed requirement, rule, regulation or interpretation is obtained pursuant to the BUYER’s request:

(a)                                  If the changes are compulsory for the VESSEL, any of the parties hereto, upon receipt of information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such changes into the construction of the VESSEL, provided that the BUYER shall first have agreed to adjustments required by the BUILDER in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within seven (7) days from the receipt by the BUYER of the BUILDER’s proposal.

(b)                                 If the changes are not compulsory for the VESSEL, but the BUYER desires to incorporate any of them into the construction of the VESSEL, the BUYER shall notify the BUILDER of that intention. The BUILDER may accept such changes, provided that such changes will not in its reasonable judgment adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first have agreed to adjustments required by the BUILDER in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within seven (7) days from the receipt by the BUYER of the BUILDER’s proposal.

Agreement as to any changes under Paragraph 2 of this Article shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement outside the time limits set out above shall constitute a permissible delay under this Contract.

3.                                       Substitution of Materials:

If any of the materials or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL are in short supply or cannot be procured in time to maintain the Delivery Date of the VESSEL or are unreasonably high in price as compared with prevailing international market rates, the BUILDER may, provided that the BUYER shall so agree in writing (which agreement shall not be unreasonably withheld), supply other materials or equipment of equal quality and effect capable of meeting the requirements of the Specification and this Contract. Any agreement as to substitution of materials or equipment shall be effected in the manner as provided in Paragraph 1 of this Article.

(End of Article)

ARTICLE VI - TRIALS AND ACCEPTANCE

1.                                       Notice:

The sea trial shall start when the VESSEL is reasonably completed according to the Specifications.

The BUILDER shall give the BUYER at least Twenty (20) days estimated prior notice and Seven (7) days confirming prior notice by telefax of the time and place of the trial run of the VESSEL, and the BUYER shall promptly acknowledge receipt of such notice. The BUYER shall be entitled to have its Supervisor and such assistants of his as may be necessary on board the VESSEL to witness such trial run. Failure in attendance of the BUYER’s Supervisor at the trial run of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have its Supervisor on board the VESSEL at the trial run, and the BUILDER may conduct the trial run without attendance of the BUYER’s Supervisor subject always to a representative of the Classification Society being in attendance throughout, and in such case the BUYER shall be obligated to accept the VESSEL on the basis of a certificate of the BUILDER and the Classification Society that the VESSEL, upon its trial run, is found to conform to this Contract and the Specifications.

2.                                       Weather Condition:

The trial run shall be carried out under the weather condition, which is deemed favorable enough by the judgment of the BUILDER in accordance with the Specifications. In the event of unfavorable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavorable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of trial run caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of the delay involved and such delay shall be deemed as permissible delay in the delivery of the VESSEL.

3.                                       How Conducted:

(a)                                  The VESSEL shall run the official trial trip in the manner as specified in the Specifications.

(b)                                 All expenses in connection with the trial run are to be for account of the BUILDER and the BUILDER shall provide, at its own expense, the necessary crew to comply with conditions of safe navigation.

4.                                       Method of Acceptance or Rejection:

(a)                                  Upon completion of the trial run, the BUILDER shall give the BUYER a notice by telefax of completion of the trial run, as and if the BUILDER considers that the results of trial run indicate conformity of the VESSEL to this Contract and the Specifications. The BUYER shall, within Five(5) days after receipt of such notice from the BUILDER, notify the BUILDER by telefax of its acceptance or rejection of the VESSEL’s conformity to this Contract and the Specifications.

(b)                                 However, should the result of the trial run show that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, or if the BUILDER is in agreement to non conformity as specified in the BUYER’s notice of rejection, then, the BUILDER shall take necessary steps to correct such non-conformity.

Upon completion of correction of such non-conformity, and re-test or trial if necessary, the BUILDER shall give the BUYER a notice thereof by telefax.

The BUYER shall, within Three(3) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the VESSEL.

However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial defect or non-conformity judged from the viewpoint of the normal shipbuilding practice but in such case, the BUILDER shall correct and/or remedy such minor or insubstantial defect or non-conformity as soon as possible during the Warranty Period.

(c)                                  In any event that the BUYER rejects the VESSEL, the BUYER shall indicate in detail in its notice of rejection in what respect the VESSEL, or any part or equipment thereof does not conform to this Contract and/or the Specifications.

(d)                                 In the event that the BUYER fails to notify the BUILDER by telefax of the acceptance of or the rejection together with the reason therefor of the VESSEL within the period as provided in the above Sub-Paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(e)                                  Any dispute between the BUILDER and the BUYER as to the conformity or non-conformity of the VESSEL to the requirements of this Contract and/or the Specifications shall be submitted for final decision in accordance with Article XII hereof.

5.                                       Effect of Acceptance:

Acceptance of the VESSEL as above provided shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof. However, the BUYER’s acceptance of the VESSEL shall not affect the BUYER’s right in 4. (b) above or under Article IX hereof.

6.                                       Disposition of Surplus Consumable Stores

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL in storage tanks, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s original purchase price for such supply in Korea and the payment by the BUYER thereof shall be made at the time of delivery of the VESSEL.

The BUILDER shall pay the BUYER at the time of delivery of the VESSEL an amount for the consumed quantity during trial run of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s original purchase price thereof.

(End of Article)

ARTICLE VII - DELIVERY

1.                                       Time and Place:

The VESSEL shall be delivered safely afloat by the BUILDER to the BUYER at the Shipyard on or before 28th of May, 2008, after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly.

The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date”.

2.                                       When and How Effected:

Provided that the BUILDER and the BUYER shall have fulfilled all of their obligations stipulated under this Contract, the delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the signed PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER.

3.                                       Documents to be delivered to BUYER:

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)                                  PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.

(b)                                 PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, as specified in the Specifications.

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(c)                                  PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 6 of Article VI hereof.

(d)                                 PROTOCOL OF DEADWEIGHT DETERMINATION AND INCLINING EXPERIMENT as stipulated in the Specifications

(e)                                  ALL CERTIFICATES including the BUILDER’S CERTIFICATE required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications.

It is agreed that if, through no fault on the part of the BUILDER, the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, and if the absence thereof does not impede the BUYER’s full and immediate operation, navigation or the management of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such certificates have been issued and in any event not later than the date on which the validity of the provisional certificates expires. All certificates whether provisional or final shall be full term certificates without any recommendations or any qualifications, unless otherwise agreed by the parties.

Application and certificate for statutory inspections for the registry of the VESSEL shall be arranged by the BUYER at its expense.

(f)                                    DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by Korean Governmental Authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and of the liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

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(g)                                 FINISHED AS BUILT DRAWING AND PLANS and MANUALS pertaining to the VESSEL as stipulated in the Specifications

(h)                                 COMMERCIAL INVOICE.

(i)                                     BILL OF SALE

4.                                       Tender of VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without any justifiable reason, the BUILDER shall have the right to tender the VESSEL to the BUYER for delivery for the purpose of Article XI.I (c). Such tender shall be made by the BUILDER by a notice to the BUYER stating that the VESSEL is tendered for delivery pursuant to Article VII. 4 of the Contract.

5.                                       Title and Risk:

Title to and risk of loss of the VESSEL shall pass to the BUYER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her equipment shall be in the BUILDER.

6.                                       Removal of VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within Three(3) days after delivery and acceptance thereof is effected.

If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid Three(3) days, in such event, the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

(End of Article)

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ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.                                       Causes of Delay (Force Majeure):

If, at any time either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure of electric current, freight embargoes, or defects in major forgings or castings which could not have been detected by the BUILDER using reasonable care nor caused by the neglect of the BUILDER or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, due to an event of the nature as described in this Article affecting such supplier or subcontractor, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time, or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care, or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or delay in the construction of the BUILDER’s other newbuildings due to any such causes as described in this Article which in turn delay the construction of the VESSEL in view of the Shipyard’s overall building programme or the BUILDER’s performance under this Contract, or by destruction of the premises or works of the BUILDER or its sub-contractors such as to effect performance hereunder, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or other causes whatsoever beyond the control of the BUILDER, or its sub-contractors, as the case may be, then, in the event of delays due to the happening of any of the aforementioned contingencies, the Delivery Date of the VESSEL under this Contract shall be extended for a period of time by which the overall construction programme has actually been delayed, the BUILDER being obliged to reschedule its construction programme wherever possible to minimize any delay as far as possible.

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2.                                       Notice of Delay:

Within Twenty (20) days after the date of occurrence of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the BUYER by telefax of the date when such cause of delay occurred. Likewise, within Twenty (20) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER by telefax of the date when such cause of delay ended.

The BUILDER shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, as soon as it may be determined. If the BUILDER does not give the timely advice as above, the BUILDER shall lose the right to claim such delays as permissible delay.

Failure of the BUYER to acknowledge to the BUILDER’s claim for postponement of the Delivery Date within Seven(7) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such postponement of the Delivery Date..

3.                                       Definition of Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delay of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

4.                                       Right to Cancel for Excessive Delay:

If the total accumulated time of all delays claimed by the BUILDER on account of the causes specified in Paragraph 1 of this Article, excluding other delays of the nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to Two Hundred and Ten (210) days or more, then, in

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such event, the BUYER may cancel this Contract in accordance with the provisions of Article X hereof.

The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying cancellation by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within Fourteen (14) days after such demand is received by the BUYER, either notify the BUILDER of its intention to cancel this Contract, or consent to a postponement of the Delivery Date to an agreed specific future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying cancellation as specified in this Article, the BUYER shall have the same right of cancellation upon the same terms as herein above provided.

(End of Article)

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ARTICLE IX - WARRANTY OF QUALITY

1.                                       Guarantee:

The BUILDER, for the period of Twelve(12) months after delivery of the VESSEL (hereinafter called “Guarantee Period”), guarantees the VESSEL and her engine, including all parts and equipment manufactured, furnished or installed by the BUILDER under this Contract, and including the machinery, equipment and appurtenances thereof, under the Contract but excluding any item which is supplied by the BUYER or by any other bodies on behalf of the BUYER, against all defects discovered within the Guarantee Period which are due to faulty design, defective material, and/or poor workmanship or negligent or other improper acts or omissions on the part of the BUILDER or its subcontractors (hereinafter called the “Defect” or “Defects”) and are not a result of accident, ordinary wear and tear, misuse, mismanagement, negligent or other improper acts or omissions or neglect on the part of the BUYER, its employee or agents.

In addition to the foregoing, the BUILDER shall assist the BUYER in securing from the paint manufacturer(s) a guarantee direct to the BUYER for the cargo tank and seawater ballast coating for a period of twenty-four (24) months in addition to the BUILDER’S aforementioned twelve (12) months guarantee.

In the event that longer warranties are available from, third party suppliers of materials, parts and/or equipment at no additional cost then the BUILDER shall secure such extended warranties.

If a design or equipment has been implemented or introduced on a sistership, which has been acknowledged as a guarantee item, such change shall be also introduced for the VESSEL, if not yet delivered as far as it is practically possible to carry out such change before delivery of the VESSEL, or if delivered within the Guarantee Period.

The BUILDER shall ensure wherever possible that warranties and the like provided by Suppliers of goods, materials, parts, and equipment, and any Subcontractors who may be approved, are assignable to the BUYER or its assignee and upon the BUYER’s request the BUILDER shall assign to the BUYER any such rights as it may have including any right to pursue any claim under the relevant supply or sub contract.

2.                                       Notice of Defects:

The BUYER shall notify the BUILDER in writing, or by telefax of any defect for which claim is made under this guarantee, as promptly as possible after discovery thereof. The BUYER’s notice shall describe in detail the nature, cause and extent of the Defects.

The BUILDER shall have no obligation for any Defect discovered prior to the expiry date of the Guarantee Period, unless notice of such Defect is received by the BUILDER not later than Ten (10) days after such expiry date.

3.                                       Remedy of Defects:

(a)                                  The BUILDER shall remedy, at its expense, any Defect against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard.

(b)                                 However, if it is impracticable to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof the VESSEL would impair or delay the operation of working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements for the VESSEL to be made at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the BUILDER a notice in writing or by telefax confirmed in writing of the time and place when and where such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature, cause and extent of the Defects complained of.

The BUILDER shall, in such case, promptly advise the BUYER by telefax after such examination has been completed, of its acceptance or rejection of the Defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’S acceptance of the Defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall reimburse the BUYER the documented expenses incurred by the BUYER for such repairs or replacements but such reimbursement shall not exceed the reasonably estimated cost of carrying out the warranty work at the Shipyard under the same working conditions.

The guarantee works shall be settled regularly during the Guarantee Period and the actual reimbursement for the guarantee shall be made in a lump sum after the expiry of the Guarantee Period.

(c)                                  In any case, the VESSEL shall be taken, at the BUYER’S cost and responsibility, to the place elected, ready in all respects for such repairs or replacement it being understood that the engineering, calculations, dismantling, staging, cleaning, tooling, handling, testing, the supply of parts, dockage if needed, provided such works are directly related to those repairs and/or replacements, shall be considered as part of the repair or replacement process to be carried out by the BUILDER.

In the event mat it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be delivered to the BUYER, onboard the VESSEL, at the BUYER’S designated port by air, sea, road or rail freight at the BUILDER’S expense to such location as is directed by the BUYER, the method of transportation being determined by the urgency with which the replacement is required.

The BUILDER reserves the option to retrieve, at the BUILDER’S cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

(d)                                 Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XII hereof.

4.                                       Extent of BUILDER’S Responsibility:

(a)                                  The BUILDER shall have no responsibility or liability for any other defect whatsoever in the VESSEL than the Defects specified in Paragraph 1 of this Article. Nor the BUILDER shall in any circumstance be responsible or liable for any consequential or special loss, damage or expense including but not limited to loss of time, loss of profit of earning or demurrage directly or indirectly occasioned to the BUYER by reason of the Defects specified in Paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such Defects.

(b)                                 The BUILDER shall not be responsible for any defect in any part of the VESSEL which may, subsequently to delivery of the VESSEL, have been replaced or repaired in any way by any other contractor, or for any defect which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other beyond control of the BUILDER.

(c)                                  The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

5.                                       Guarantee Engineer:

The BUILDER shall have the right to appoint a Guarantee Engineer to serve on the VESSEL as its representative for a period of Three(3) months from the date the VESSEL is delivered. However, if the BUYER and the BUILDER shall deem it necessary to keep the Guarantee Engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said Three(3) months, but not longer than Six(6) months from the delivery of the VESSEL.

The BUYER, and its employees, shall give such Guarantee Engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL.

The BUYER shall accord the Guarantee Engineer treatment comparable to the VESSEL’s Chief Engineer, and shall provide board and lodging at no cost to the BUILDER and/or the Guarantee Engineer.

While the Guarantee Engineer is on board the VESSEL, the BUYER shall pay to the BUILDER the sum of Five Thousand United States Dollars (US$5,000.-) per month as a compensation for a part of cost and charges to be borne by the BUILDER in connection with Guarantee Engineer and also shall pay the expenses of his repatriation to Seoul, Korea by air upon termination of his service, the expenses of his communication with the BUILDER incurred in performing his duties and expenses, if any, of his medical and hospital care in the VESSEL’s hospital.

Pertaining to the detailed particulars of this Paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

(End of Article)

ARTICLE X - CANCELLATION BY BUYER

1.                                       BUILDER’s Default and Effect of Default

The BUYER shall be entitled but not bound to declare the BUILDER in default of this CONTRACT in any one of the following cases

(a)                                  the BUILDER is declared bankrupt by order of any court of competent jurisdiction, or files a petition of cessation of payments;

(b)                                 the appointment of a receiver over all or a substantial part of the BUILDER’S assets;

(c)                                  an effective resolution is passed for the BUILDER’S voluntary winding up (except for the purposes of reorganization, merger or amalgamation) or compulsory liquidation;

(d)                                 the conclusion of a scheme of arrangement or other voluntary composition between the BUILDER and his creditors;

(e)                                  the VESSEL becomes, before delivery, an actual or constructive or compromised or agreed or arranged total loss and when the BUILDER is not covered by the insurance policy as per Article XVII;

(f)                                    the BUILDER, without prior written consent of the BUYER, removes the VESSEL from the Shipyard or assigns, sub-lets or subcontracts performance of the whole or part of its obligations, except as provided for in this Contract or as agreed by BUYER; or

(g)                                 the BUILDER fails to tender the VESSEL upon completion of the VESSEL.

If the BUILDER shall be in any default as provided for herein, the BUYER may at its option, cancel this CONTRACT.

2                                          Notice:

The payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advances to the BUILDER, and in the event that the VESSEL after sea trial is rejected by the BUYER or the Contract is cancelled by the BUYER in accordance with the terms of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by telefax confirmed in writing, and such cancellation shall be effective as of the date when notice thereof is received by the BUILDER.

3.                                       Refund by BUILDER:

In case the BUILDER receives the notice stipulated in Paragraph 2 of this Article, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL together with interest thereon, unless the BUILDER disputes same and proceeds to arbitration under the provisions of Article XII hereof.

In such event, the BUILDER shall pay the BUYER interest at the rate of Seven percent (7%) per annum on the amount required herein to be refunded to the BUYER, computed from the dates following on which such sums were paid by the BUYER to the BUILDER to the date of remittance by transfer of such refund to the BUYER by the BUILDER., provided, however, that if the said cancellation by the BUYER is made under the provisions of Paragraph 4 of Article VIII hereof, then in such event the BUILDER shall not be required to pay any interest.

As security for refund of installments prior to delivery of the VESSEL, the BUILDER shall furnish the BUYER within Ninety (90) calendar days after signature of this Contract with a letter of guarantee covering the amount of such pre-delivery installments and issued by the BUILDER’s Bank in favour of the BUYER. Such letter of guarantee shall have substantially the same form and substance as Exhibit “A” annexed hereto.

4.                                       Discharge of Obligations:

Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

(End of Article)

ARTICLE XI - BUYER’s DEFAULT

1.                                       Definition of BUYER’s Default:

The BUYER shall be deemed to be in default of its performance of obligations under this Contract in the following cases:

(a)                                  If the Second or Third Installment is not paid by the BUYER to the BUILDER within Three (3) banking days after such installment becomes due and payable as provided in Article II hereof (Five (5) banking days in case of the First Installment);

or

(b)                                 If the Fourth Installment is not deposited by the BUYER at the BUILDER’s bank at least Three (3) business days prior to the anticipated delivery date of the VESSEL as provided In Article II hereof;

or

(c)                                  If the BUYER, when the VESSEL is duly tendered for delivery by the BUILDER in accordance with the provisions of this Contract, fails to accept the VESSEL within Five (5) days from the tendered date without any specific and valid ground thereof under this Contract;

2.                                       Effect of Default on or before Delivery of VESSEL:

(a)                                  Should the BUYER make default in payment of any installment of the Contract Price on or before delivery of the VESSEL, the BUYER shall pay the installment(s) in default plus accrued interest thereon at the rate of Seven percent(7%) per annum computed from the due date of such installment to the date when the BUILDER receives the payment, and, for the purpose of Paragraph 1 of Article VII hereof the Delivery Date of the VESSEL shall be automatically extended by the period of continuance of such default by the BUYER. In any event of default by the BUYER, the BUYER shall also pay all charges and expenses incurred by the BUILDER in consequence of such default.

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(b)                                 If any default by the BUYER continues for a period of Twenty (20) days, the BUILDER may, at its option, cancel this Contract by giving notice of such effect to the BUYER by telefax confirmed in writing.

Upon dispatch by the BUILDER of such notice of cancellation, this Contract shall be forthwith cancelled and terminated. In the event of such cancellation of this Contract, the BUILDER shall be entitled to retain any installment or installments already paid by the BUYER to the BUILDER on account of this Contract and the BUYER’s Supplies, if any.

3.                                       Disposal of VESSEL by BUILDER upon BUYER’s Default:

(a)                                  In the event that this Contract is cancelled by the BUILDER under the provisions of Paragraph 2(b) of this Article, the BUILDER may, at its sole discretion, either complete the VESSEL and sell the same, or sell the VESSEL in its incomplete state, free of any right or claim of the BUYER. Such sale of the VESSEL by the BUILDER shall be either by public auction or private contract in good faith at the BUILDER’s sole discretion and on such terms and conditions as the BUILDER shall deem fit.

(b)                                 In the event of such sale of the VESSEL, the amount of the sale received by the BUILDER shall be applied firstly to all expenses attending such sale or otherwise incurred by the BUILDER as a result of the BUYER’s default, secondly to the payment of all costs and expenses of construction of the VESSEL incurred by the BUILDER less BUYER’s Supplies and the installments already paid by the BUYER and the compensation to the BUILDER for profit due to cancellation of this Contract, and finally to the repayment to the BUYER without interest, if any balance is obtained.

(c)                                  If the proceeds of sale are insufficient to pay such total costs and loss of profit as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

(End of Article)

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ARTICLE XII - ARBITRATION

1.                                       Decision by the Classification Society:

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this Contract or the Specifications, the parties may by mutual agreement refer the dispute to the Classification Society or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive and binding upon the parties hereto.

2.                                       Proceedings of Arbitration:

In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this Contract or its cancellation or any stipulation herein, such dispute shall be submitted to arbitration in London. Each party shall appoint an arbitrator and a third by the two arbitrators so appointed.

If the two arbitrators are unable to agree upon an third arbitrator within Twenty(20) days after appointment of the second arbitrator, then either of the two arbitrators or the parties may apply to the President for the tune being of the London Maritime Arbitrators Association to appoint the third arbitrator, and the three arbitrators shall constitute the board of arbitration.

Such arbitration shall be in accordance with and subject to the provisions of the Arbitration Act 1996 of the United Kingdom or any statutory modification or re-enactment thereof for the time being in force.

Either party may demand arbitration of any such dispute by giving notice to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also identify the dispute for which such party is demanding arbitration.

Within Fourteen (14) days after receipt of notice of such demand for arbitration,

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the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint its arbitrator as aforementioned the party requesting arbitration may give a second notice in writing to the other party requiring them to appoint their arbitrator. If they fails to do so within seven (7) days following receipt of the second notice the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board.

The award of the arbitrators shall be final and binding on both parties.

3.                                       Work to Continue during Arbitration:

Work under this Contract shall continue during the arbitration of any dispute, unless otherwise mutually agreed between the BUYER and the BUILDER.

4.                                       Expenses:

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

5.                                       Entry in Court:

In case of failure by either party to respect the award of the arbitration, the judgment may be entered in any proper court having jurisdiction thereof.

6.                                       Alteration of Delivery Date:

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the Delivery Date, which the Arbitration Board may deem appropriate.

(End of Article)

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ARTICLE XIII - SUCCESSOR AND ASSIGNS

Neither of the parties hereto shall assign this Contract to any other individual or company unless prior consent of the other party is given in writing. Should circumstances permit with or without alteration of the terms and conditions of this Contract, such consent shall not be unreasonably withheld by either party.

Notwithstanding the foregoing the BUYER shall be entitled to assign this Contract without the need to obtain the consent of the BUILDER either pursuant to an assignment by way of security to a bank or financial institution providing credit accommodation to the BUYER in connection with the VESSEL or to any other company associated with the BUYER (being a company under common ownership, management or control of the BUYER or the beneficial owners of the BUYER).

In the event of any assignment pursuant to the terms of this Contract, the assignee shall succeed to all of the rights and obligations of the assignor under this Contract and the assignor shall remain responsible for the fulfillment of this Contract.

In the event of the assignment from the BUYER to any other individual or company (other than to a bank or financial institution by way of security as aforesaid) the BUILDER shall be entitled to request a Performance Guarantee from the BUYER having same form and contents as Exhibit “B” annexed hereto.

(End of Article)

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ARTICLE XIV - TAXES AND DUTIES

1.                                       Taxes and Duties Incurred in Korea:

The BUILDER shall bear and pay all taxes, duties, stamps and fees incurred in Korea in connection with execution and/or performance of this Contract as the BUILDER, except for any taxes and duties imposed in Korea upon the BUYER’s Supplies.

2.                                       Taxes and Duties Incurred outside Korea:

The BUYER shall bear and pay all taxes, duties, stamps and fees incurred outside Korea in connection with execution and/or performance of this Contract as the BUYER, except for taxes and duties imposed upon those items to be procured by the BUILDER for construction of the VESSEL.

(End of Article)

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ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.                                       Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number trademarks or trade names of the manufacturers. The BUILDER shall defend without any limitation of time and hold harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. The BUILDER’s warranty hereunder does not extend to the BUYER’s Supplies.

2.                                       General Plans, Specifications and Working Drawings:

The BUILDER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, except where it is necessary for usual operation, repair and maintenance of the VESSEL or for the sale of the VESSEL or for raising finance or for enforcing its rights under this CONTRACT.

(End of Article)

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ARTICLE XVI - BUYER’s SUPPLIES

1.                                       Responsibility of BUYER:

(a)                                  The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items to be furnished by the BUYER as specified in the Specifications (herein called the BUYER’s Supplies) at warehouse or other storage of the Shipyard in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated and advised by the BUILDER to the BUYER.

(b)                                 In order to facilitate installation by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furmish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the BUYER shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments at the Shipyard.

(c)                                  Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

(d)                                 Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated, the Delivery Date shall be extended for a period, which actually caused the delay in the delivery of the VESSEL.

(e)                                  If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so

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constructed, unless such delay is caused by Force Majeure. in which case the provision Paragraph l(d) of this Article shall apply.

2.                                       Responsibility of BUILDER:

The BUILDER shall be responsible for storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

(End of Article)

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ARTICLE XVII - INSURANCE

1.                                       Extent of Insurance Coverage

From the time of launching until delivery of the VESSEL, The BUILDER shall, at its own cost and expense, insure the VESSEL and all machinery and equipment, appurtenances and outfits, including the BUYER’S Supplies, built into or installed in or upon the VESSEL, against all risks under the “Institute Causes for BUILDER’s Risk”, with first class insurance company or underwriters in Korea on terms corresponding to “Institute Clause of London Underwriters for Builder’s Risks”. The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, not be less than the Contract Price plus the value of the BUYER’s Supplies in the custody of the Shipyard.

2.                                       Application of the Recovered Amounts

In the event that the VESSEL shall be damaged from any insured cause at any time before delivery of the VESSEL, and in the further event that such damage shall not constitute an actual or constructive total loss of the VESSEL, the amount received in respect of the insurance shall be applied by the BUILDER in repair of such damage, satisfactory to the Classification Society, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications, however, subject to the extension of delivery time under Article VIII hereof (except in case of negligence of the BUILDER)

Should the VESSEL from any cause become an actual or constructive total loss, the BUILDER shall either:

(a)                                  proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the construction and repair of damage of the VESSEL, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such reconstruction and repair; or

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(b)                                 refund promptly to the BUYER the full amount of all sums paid by the BUYER to the BUILDER as installments in advance of delivery of the VESSEL without any interest, and deliver to the BUYER all BUYER’S Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically terminated and all right, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

In the event that no agreement on the above (a) is reached within Two (2) months, then above (b) shall apply.

3.                                       Termination of Builder’s Obligation to Insure

The BUILDER shall be under no obligation to insure the VESSEL hereunder after delivery of the VESSEL.

(End of Article)

XVII-2

ARTICLE XVIII - NOTICE

1.                                       Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:

Stolt-Nielsen Transportation Group B.V.

Westerlaan 5

3016 GK Rotterdam

Harbour 190

The Netherlands

Telefax No. : + 31 10 264 4404

Telephone No.:+ 31 10 299 6666

Email: shina-projects@sntg.com

Contact: Mr. Jens Lassen

To the BUILDER:

ShinA Shipbuilding Co., Ltd.

227, Donam-Dong, Tongyeong, Gyeongnam, Korea

Telefax No. :+82-55-649-2114

Telephone No. :+82-55-640-3300/3301

Email: sales@shinaship.co.kr

Contact: Mr. S.P. Lee

2.                                       Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

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3.                                       Effective Date of Notice:

The notice in connection with this Contract shall become effective from the date when such notice is received by the BUYER or by the BUILDER except otherwise described in the Contract,

(End of Article)

XVIII-2

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon signing by the parties hereto.

(End of Article)

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ARTICLE XX - INTERPRETATION

1.                                       Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of England.

2.                                       Discrepancies:

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the applicable provisions of this Contract shall prevail and govern. In the event of conflict between the Specifications and Plans, the Specifications shall prevail and govern.

3.                                       Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertaking and agreements on any subject matter of this Contract.

4.                                       Amendments and Supplements:

Any supplement, memorandum of understanding or amendment, whatsoever form it may be relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall become an integral part of this Contract and shall be predominant over the respective corresponding Article and/or Paragraph of this Contract.

(End of Article)

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

BUYER:	BUILDER:
For and on behalf of	For and on behalf of
Stolt-Nielsen Transportation Group B.V.	ShinA Shipbuilding Co., Ltd

/s/ Otto Fritzner		/s/ Su-Ean Yoo
By:	Mr. Otto Fritzner	By:	Su-Ean Yoo
Title:	C.E.O	Title:	President & C.E.O

WITNESS:
For and on behalf of
Barry Rogliano Salles

/s/ Francois Cadiou
By:	Mr. Francois Cadiou
Title:	Partner

E - 1

EXHIBIT “A”

LETTER OF REFUNDMENT GUARANTEE NO.

Gentlemen :

We hereby open our irrevocable letter of guarantee No.            in favour of                                (hereinafter called the “BUYER”) for account of Shina Shipbuilding Co., Ltd. (hereinafter called the “BUILDER”) as follows in consideration of the BUYER entering into the shipbuilding contract dated                  (hereinafter called the “Contract”) made by and among the BUYER and the BUILDER for the construction of one(l) single screw diesel driven DWT 44,000 IMO II/III Product / Chemical Tanker having BUILDER’S Hull No. S         (hereinafter called the “VESSEL”) and of making arrangements to pay the first installment.

If in connection with the terms of the Contract the BUYER shall become entitled to a refund of the advance payment made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the BUYER immediately on demand, US$ [amount of the First Installment], together with interest thereon at the rate of Seven per cent (7%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased, not more than Two (2) times, upon BUILDER’S receipt of the subsequent installments: each time by the amount of installment of USD [amount of the Second Installment] USD [amount of the Third Installment], respectively plus interest thereon as provided in the Contract., but in any eventuality the amount of this guarantee shall not exceed the total sum of US$              [amount of all the pre-delivery Installments] (Say U.S. Dollars                   only) plus interest thereon at the rate of Seven per cent (7%) per annum from the date following the date of BUILDER’S receipt of each installment to the date of remittance by telegraphic transfer of the refund.

In case any refund is made to you by the BUILDER or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

The BUYER may assign its rights under the letter of guarantee on the same terms and to the same person to which it is permitted to assign its rights under the Contract.

In the event of cancellation of the Contract being based on delays due to force majeure, no interest shall be paid as required by Article X of the Contract.

This letter of guarantee is available against BUYER’S simple receipt and signed statement certifying that BUYER’S demand for refund has been made in conformity with Article X of the Contract and the BUILDER has failed to make the refund within Thirty (30) days after your demand. Refund shall be made to you by telegraphic transfer in United States Dollars.

This letter of guarantee shall expire and become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the Contract and, in either case, this letter of guarantee shall be returned to us. This guarantee is valid from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the terms of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or the BUILDER confirmed by an Arbitrator stating that your claim to cancel the Contract or. your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until Thirty (30) days after the final award shall be published in the Arbitration in favour of the BUYER. In such case, this guarantee shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

Notice of claim hereunder may be made the service on our office [details]

This guarantee shall be governed by the Laws of England.

Very truly yours,

EXHIBIT “B”

Shina Shipbuilding Co., Ltd.

227, Donam-dong, Tongyeong,

Gyeongnam, Korea 650-150

Date:                  , 200

PERFORMANCE GUARANTEE

In consideration of the assignment of the shipbuilding contract dated (hereinafter called the “Contract”) by us to                having your Hull No. S                        (hereinafter called the “VESSEL”) which provides among other things for payment of the Contract Price amounting to                  United States Dollars (US$              ) (subject to adjustment as per the terms of the Contract);

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of its all liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors, and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Performance Guarantee shall be governed by the laws of England.

GUARANTOR:

BY:

TITLE:

WITNESS:

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